EXHIBIT 4.10

FORM OF

OPTION GRANT DOCUMENT – FORM 2

PURSUANT TO THE TERMS OF THE

CONTINENTAL AIRLINES, INC.

2005 BROAD BASED EMPLOYEE STOCK OPTION PLAN

(THE “PLAN”)

IF THE HOLDER ACCEPTS THIS OPTION, THE HOLDER AGREES TO BE BOUND BY ALL OF

THE TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS

OF THE PLAN AND THIS OPTION GRANT DOCUMENT.

THE PLAN IS HEREBY INCORPORATED

BY REFERENCE AS A PART OF THIS OPTION GRANT DOCUMENT.

CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN SHALL HAVE THE MEANINGS

ASCRIBED THERETO IN THE PLAN.

1. Number of Shares of Class B Common Stock Subject to this Option Grant Document: On September 30, 2005, the Holder has been granted an Option pursuant to this Option Grant Document (and under and subject to the terms of the Plan) to purchase the number of shares (the “Shares”) of Common Stock of the Company as awarded to the Holder by the Administrator on such date. Such number of Shares shall be communicated to the Holder by the Company via the Company’s intranet web site. In addition, the Company shall use reasonable efforts to make such information accessible to the Holder through the records of a third party administrator engaged by the Company for such purpose. In the event of any conflict between any communications to the Holder by the Company, the records of any third party administrator, and the action of the Administrator awarding the Option, the action of the Administrator shall control.

2. Option Term. Subject to earlier termination pursuant to the provisions set forth in paragraph 4 below, this Option shall terminate on [date that is six or eight years from the grant date]. The period during which the Option is in effect is referred to as the “Option Period.”

3. Option Price: The Option Price is $11.89 per Share.

4. Vesting. Subject to the ratable vesting provisions set forth below and the Holder’s continued employment with the Company, the Shares subject to this Option shall vest in one-third increments on each of March 30, 2006, March 30, 2007 and March 30, 2008; provided, however, that any fractional share that would otherwise vest pursuant to such vesting formula shall be rounded down to the nearest whole share and the fractional amount shall be carried forward to the next vesting date. If the Holder’s employment with the Company is terminated for any reason whatsoever between the date of grant and the first vesting date or between vesting dates, then the Option will vest (on the next vesting date) in a ratable portion of such shares subject to the Option that would have vested on the next vesting date, determined as follows:

(1) With respect to a Holder who retires, resigns, is terminated in a sustained termination, or dies or becomes Disabled on and after September 30, 2005 and before March 30, 2006, the Option will vest (on the next vesting date) in a ratable portion of such shares subject to the Option that would have vested on March 30, 2006 as follows:

Holder retires, resigns, is terminated in a sustained termination, or dies or becomes Disabled	Number of shares that would otherwise vest on March 30, 2006 multiplied by the following fraction:
On and after September 30, 2005 and before October 31, 2005	1/2
On and after October 31, 2005 and before November 30, 2005	7/12
On and after November 30, 2005 and before December 31, 2005	8/12
On and after December 31, 2005 and before January 31, 2006	9/12
On and after January 31 and before February 28, 2006	10/12
On and after February 28, 2006 and before March 30, 2006	11/12

(2) With respect to a Holder who retires, resigns, is terminated in a sustained termination, or dies or becomes Disabled between vesting dates, the Option will vest (on the next vesting date) in a ratable portion of such shares subject to the Option that would have vested on the next vesting date, determined by multiplying the number of such shares by the percentage determined by dividing (A) the number of full calendar months between (i) the immediately preceding vesting date and (ii) the date of the Holder’s retirement, resignation, termination, death or Disability by (B) twelve.

The Option shall terminate as to all fractional shares and as to all unvested Shares that will not otherwise vest pursuant to the foregoing ratable vesting provisions upon the Holder’s termination of employment with the Company for any reason whatsoever. Notwithstanding the foregoing, if the Holder’s employment with the Company is terminated for cause, then the Option shall terminate immediately as to all vested and unvested shares and shall not be exercisable on or after the date of such termination unless otherwise provided in a collective bargaining agreement applicable to the Holder. Except as otherwise provided herein, the vested shares that may be acquired under the Option may be purchased at any time after they become vested, in whole or in part, during the Option Period.

For purposes of this Option Grant Document, “employment with the Company” means employment by the Company or a subsidiary (as defined in the Plan, a “Subsidiary”). Neither the transfer of the Holder from employment by the Company to employment by a Subsidiary nor the transfer of the Holder from employment by a Subsidiary to employment by the Company or another Subsidiary shall be deemed to be a termination of employment with the Company by the Holder. Moreover, the employment with the Company of the Holder shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a Subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Holder returns to active employment within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. Notwithstanding the foregoing, the Holder shall be considered to have terminated employment with the Company at the time of the termination of the “Subsidiary” status under the Plan of the entity or other organization that employs the Holder. Any question as to whether and when there has been a termination of employment with the Company, and the cause of such termination, shall be determined by the Administrator and its determination shall be final and conclusive.

5. Miscellaneous.

(i) Data Privacy. The Holder acknowledges and agrees that the Company may provide personal information regarding the Holder and any grant of an Option under the Plan, including but not limited to this Option, to any third party engaged by the Company to provide administrative or brokerage services relating to the Plan.

(ii) Certain Restrictions. By exercising the Option, the Holder agrees that if at the time of such exercise the sale of Shares issued hereunder is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Holder will acquire the Shares for the Holder’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Holder will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Option Grant Document.

(iii) Conflicts With Any Employment Agreement. If the Holder has an employment agreement with the Company or any of its Subsidiaries which contains different or additional provisions relating to vesting of options, or otherwise conflicts with the terms of this Option Grant Document or the Plan, the Holder agrees that the provisions of this Option Grant Document and the Plan shall control with respect to this Option.

(iv) Electronic Delivery. The Holder hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents.

(v) Indemnity. The Holder agrees to indemnify the Company for the Holder’s portion of any social insurance obligations or taxes arising under any applicable domestic or foreign law with respect to the grant or exercise of this Option or the sale or other disposition of the Shares acquired hereunder. The Holder shall be responsible for all brokerage commissions, interest and other expenses, if any, associated with an exercise and sale pursuant to any cashless exercise or other sale of the Shares issued upon exercise of the Option.

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